EXHIBIT 10.27


                              EMPLOYMENT AGREEMENT

         THIS EMPLOYMENT AGREEMENT (the "Agreement") dated as of July 2, 1997, and effective as of July 28, 1997, between NORTH ATLANTIC TRADING COMPANY, INC. (the "Company") and JEFFREY S. HAY (the "Executive").


                                    AGREEMENT
                                    ---------

         1.  Employment, Duties and Acceptance. (a) The Company shall
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employ the Executive during the Term (as hereinafter defined) as an Executive
Vice President and General Counsel of the Company.

         (b) The Executive hereby accepts such employment and agrees to render his services to the Company on a full-time basis. The Executive further agrees to accept election and to serve during all or any part of the Term or any Renewal Term as an officer, director or representative of any subsidiary or affiliate of the Company, without any compensation therefor other than that specified in this Agreement. The Executive shall report directly to the Chief Executive Officer of the Company.

         (c) The duties to be performed by the Executive hereunder shall be performed primarily in New York, New York, subject to reasonable travel requirements on behalf of the Company. The Executive acknowledges that he may be required to spend a significant amount of time periodically in the Company's Louisville facility. The Company agrees that the Executive may reside in Charlotte, North Carolina and that the Company shall not require the Executive to relocate outside of Charlotte, North Carolina, without his prior written consent, which may be withheld in the Executive's discretion. The Executive shall be reimbursed for his reasonable travel expenses. The Executive shall be entitled to four (4) weeks of paid vacation time annually.

         2.  Term of Employment. As used herein, the "Term" means the
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period commencing as of July 28, 1997, and ending on July 31, 1999, and shall automatically renew thereafter for successive periods of one (1) year (each a "Renewal Term") unless either party gives written notice of termination of the Agreement at least ninety (90) days prior to the end of the Term or any Renewal Term. Unless otherwise specified, further references in this Agreement to the Term shall include any applicable Renewal Term.

         3.  Compensation. (a) During the Term, the Company agrees to pay to the
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Executive a salary in cash (the "Salary") as compensation for the services to be performed by him as provided herein. The Salary shall be paid at the rate of $250,000 per annum (it being understood that the Salary for 1997 shall be in proportion to the number of days remaining in the year), less such deductions or amounts to be withheld as shall be required by applicable law and regulations. The Salary shall be paid in equal monthly installments or more frequently in accordance with the Company's salaried payroll payment policy. The Salary shall be reviewed annually and may be increased at the sole discretion of the Compensation Committee of the Management Committee; provided, however, that assuming that the Company has met its EBITDA budget and Executive's performance is deemed satisfactory by the Company's Chief Executive Officer, The Chief Executive Officer will propose to the Compensation Committee that the Salary be increased by not less than 10% on the first anniversary of the date hereof.

         (b) In addition to the Salary, the Executive shall also be eligible throughout the Term to receive cash bonuses (each a "Bonus") as a member of Group A in accordance with the Company's Bonus Plan (as in effect from time to time) based on the Company's audited financial statements for the applicable year and payable after delivery of such financial statements. The Executive's bonus for 1997 shall be prorated because Executive was not employed for a full year. In addition, Executive shall be paid a one time payment upon commencement of the Term in an amount equal to $70,000.00, which payment shall be made on or before January 10, 1998.

         (c) In addition to the foregoing, the Executive shall be entitled to all rights and benefits for which he shall be eligible under any other incentive program, retirement, retirement savings, profit-sharing, pension or welfare plan, life, disability, health, dental, hospitalization and other forms of insurance and all other so-called "fringe" benefits or perquisites, including reimbursement of the monthly dues of one club membership, in each case at the highest level which the Company shall from time to time provide for any of its senior executives of the same or similar stature. The Executive shall be entitled to receive stock options for 2.5% of the Company's Common Stock, except as set forth below, on the same price terms and other conditions provided to other senior executives of the Company. Such options shall vest one-third on the effective date of this Agreement and one-fifth of the remaining options shall vest on each of the first five anniversaries of the effective date of this Agreement. Such options shall vest automatically on any change of control or upon the termination of the Executive's employment without Cause or by the Executive with Good Reason. In addition, to the extent obtainable at reasonable premiums, the Company shall provide the Executive with a term life insurance policy in an amount equal to $1,000,000.00, with Executive's estate being the beneficiary.



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

         4. Termination. (a) If during the Term the Executive shall die, the
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Executive's legal representative shall be entitled to receive in cash an amount calculated as the sum of (i) any accrued and unpaid Salary to the date of such death and (ii) any accrued and unpaid Bonus to the date of such death, including any Bonus for the year in which the termination occurs, calculated by reviewing the Company's performances for such entire year and prorating any such Bonus for the number of days elapsed during such year prior to such termination. In addition, the Executive (or his legal representative) shall be entitled to receive any insurance proceeds payable pursuant to any insurance provided pursuant to Section 3(c) hereof.

         (b) If during the Term the Executive shall become physically or mentally disabled, whether totally or partially, so that he is unable substantially to perform his services hereunder for a period of at least 90 days out of any twelve consecutive months (which condition is referred to herein as the Executive becoming "Disabled"), the Company may at any time prior to the 90th day after the last day of such twelfth consecutive month, by written notice to the Executive, terminate the Executive's employment, in which event the Executive (or his legal representative) shall be entitled to receive in cash an amount calculated as the sum of (i) any accrued and unpaid Salary to the date of such notice and (ii) any accrued and unpaid Bonus to the date of such notice, including any Bonus for the year in which the termination occurs, calculated by reviewing the Company's performance for such entire year and prorating any such Bonus for the number of days elapsed during such year prior to such termination. In addition, the Executive (or his legal representative) shall be entitled to receive any disability benefits payable pursuant to any plan referred to in
Section 3(c) hereof. Nothing herein contained shall be deemed to limit or abrogate any insurance or other similar benefits available to the Executive.

         (c) The Executive's employment may be terminated by the Company during the Term for Cause (as hereinafter defined). If during the Term the Executive's employment shall be lawfully terminated by the Company for Cause or the Executive shall voluntarily resign without Good Reason (as hereinafter defined), the Company's obligation to pay Salary and Bonus for the benefit of the Executive, and the Executive's obligation to render services hereunder for the benefit of the Company, shall cease on the date of such termination or resignation; provided, however, that within 30 days of the date of such termination or resignation, the Company shall pay the Executive in cash (i) an amount calculated as the sum of any accrued and unpaid Salary to such date and
(B) any accrued and unpaid Bonus for any year preceding such termination or resignation and (ii) all business expenses, amounts payable under any benefit plan or program or other amounts that were accrued or incurred but unpaid or unreimbursed at such date.




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

         As used herein, the term "Cause" shall mean only (i) a felony conviction of the Executive (as determined by a court of competent jurisdiction, not subject to further appeal), (ii) the commission by the Executive of an act of fraud or embezzlement against the Company or any of its affiliates (as determined by a court of competent jurisdiction, not subject to further appeal),
(iii) gross misconduct which is demonstrably willful an deliberate on the Executive's part and which is materially detrimental to the Company or any of its affiliates, (iv) any material breach by the Executive of any agreement with the Company or any affiliate thereof not cured within 10 days after receiving written notice thereof or any material violation of any policies or procedures of the Company if the Company has given Executive written notice of such violation and Executive persists in such violation or (v) insubordination consisting of the Executive's continued failure to take specific action which is within his individual control and consistent with his status as a senior executive of the Company and his duties and responsibilities hereunder after written notice from the Chief Executive Officer of the Company of not less than 10 days; provided, however, Executive shall not be terminated for Cause if the action required to be taken would constitute a breach of Executive's responsibilities under the North Carolina State Bar Association's Rules of Professional Conduct.

         As used herein, the term "Good Reason" means any of the following:

                         (i) the assignment to the Executive of any duties inconsistent with his status as Executive Vice President and General Counsel of the Company or a material adverse alteration in the nature or status of his responsibilities from those provided herein or the transfer of a significant portion of such responsibilities to one or more other persons;

                        (ii) the failure by the Company to pay or provide to the Executive, within 30 days of a written demand therefor, any amount of compensation or any benefit which is due, owing and payable pursuant to the terms hereof or of any applicable plan, program, arrangement or policy; or

                       (iii) the breach in any material respect by the Company of any of its other obligations or agreements set forth herein and the failure by the Company to cure such breach within 20 days after written notice thereof from the Executive.

         (d) If during the Term the Executive's employment shall be terminated by the Company without Cause (and other than pursuant to Section 4(b)) or by the Executive for Good Reason, the Executive shall be entitled to receive in cash severance pay equal to 12 months of the Executive's then current Salary, payable in monthly installments. The



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

Executive shall also receive any benefits under any benefit plan or program of the Company to which the Executive would otherwise be entitled pursuant to the terms of such plan or program through the Term, or pursuant to any applicable state or federal law; provided, that the Executive shall only be entitled to receive a Bonus for the year in which the termination occurs, prorated and calculated as provided in Sections 4(a) and (b).

         (e) During the term of the Executive's employment with Company and for twelve months after the date of termination of Executive's employment (the "Noncompetition Period"), Executive hereby agrees not to Compete with the Company. For purposes of this section, the term Compete means:

                         (i) soliciting or counseling, personally or by or on behalf of any person, firm or corporation, the employment of any employee of Company, or requesting, inducing or attempting to influence any employee of the Company to terminate his employment with Company; or

                        (ii) directly or indirectly (A) requesting, inducing or attempting to influence any supplier of goods or services to Company to curtail or cancel any business it transacts with Company; or (B) requesting, inducing or attempting to influence any customer of Company to curtail or cancel any business they may transact with Company; or
         (C) engaging in any business that the Company is engaged in as of the date of such termination (whether as an officer, director, partner, employee or other owner).

         Notwithstanding the foregoing, the provisions of this Section 4(e) shall be effective only during such period for which the Executive receives severance pay pursuant to Section 4(d) hereof.

         (f) The Company acknowledges and agrees that the Executive shall have no duty at any time to seek other employment or to mitigate his damages hereunder. The amounts payable to the Executive under this Agreement shall be paid regardless of whether the Executive obtains other employment.

         5. Expenses. In the event that the Executive institutes any legal
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action to enforce his rights under, or to recover damages from breach of, this
Agreement, the Executive, if he is the prevailing party, shall be entitled to recover from the Company any actual expenses for attorney's fees and disbursements reasonably incurred by him.


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

         6. Assignment. This Agreement is binding upon and shall inure to the
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benefit of the parties hereto and their respective successors and assigns.
Notwithstanding the foregoing, neither party shall assign or transfer any rights or obligations hereunder, except that the Company may assign or transfer this Agreement to (a) a successor corporation in the event of a merger, consolidation, or transfer or sale of all or substantially all of the assets, of the Company or (b) an affiliate of the Company; provided that no such assignment referred to in the foregoing clause (a) or (b) shall relieve the Company from liability for its obligations hereunder. Any purported assignment, other than as provided above, shall be null and void.

         7. Indemnification. The Company shall indemnify the Executive in
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accordance with its Certificate of Incorporation and Bylaws, copies of which have been delivered to the Executive, against all costs, charges and expenses incurred or sustained by him in connection with any action, suit or proceeding to which he may be made a party by reason of his being an officer, director or employee of the Company or of any subsidiary or affiliate of the Company. The Company's obligations under this Section 7 shall survive any termination of this Agreement or the Executive's employment hereunder.

         8. Notices. All notices, requests, consents and other communications,
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required or permitted to be given hereunder, shall be in writing and shall be delivered personally or sent by prepaid telegram, telex, facsimile transmission, overnight courier or mailed, first-class, postage prepaid by registered or certified mail, as follows:

          If to the Company:                     National Tobacco Company, L.P.
                                                 257 Park Avenue South
                                                 New York, New York 10016

          If to the Executive:                   Jeffrey S. Hay
                                                 1827 Belvedere Ave.
                                                 Charlotte, North Carolina 28205

or such other address as either party shall designate by notice in writing to the other in accordance herewith. Any such notice shall be deemed given when so delivered personally, by telex, facsimile transmission or telegram, or if sent by overnight courier, one day after delivery to such courier by the sender or if mailed, five days after deposit by the sender in the U.S. mails.




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

         9. Waiver. No waiver of any provision of this Agreement or modification
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or amendment of the same shall be effective, binding or enforceable unless in writing and signed by the party to be charged therewith.

         10. Governing Law. This Agreement shall be governed by and construed
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and enforced in accordance with the laws of the State of New York applicable to agreements made and to be performed entirely within such State.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first written above.


                                        NORTH ATLANTIC TRADING COMPANY, INC.



                                        By: /s/ Thomas F. Helms, Jr.
                                            ------------------------------------
                                        Name:   Thomas F. Helms, Jr.
                                        Title:  President and CEO



                                            /s/  Jeffrey S. Hay
                                            ------------------------------------
                                                 Jeffrey S. Hay





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